Exhibit 99.1
**For Immediate Release**
For more information, contact: Joseph W. Kiley III, President and Chief Executive Officer of First Savings Bank Northwest (425) 255-4400

First Financial Northwest, Inc. Announces
Lifting of Company MOU

Renton, Washington – April 26, 2013 – First Financial Northwest, Inc. (“Company”) (NASDAQ GS: FFNW), the holding company for First Savings Bank Northwest (“Bank”), today announced that the Board of Governors of the Federal Reserve System (“Federal Reserve”) has lifted the Company’s Memorandum of Understanding (“MOU”) dated April 14, 2010, with the termination of the four remaining conditions.  The termination of the MOU is effective immediately.  The Company previously announced on April 5, 2013 that the Federal Reserve had lifted the other operating restrictions contained in the MOU.  This latest action by the Federal Reserve will allow the Company to consider, among other things, future repurchases of its common stock and the payment of cash dividends to its shareholders.

“We are pleased that the Federal Reserve has acknowledged the significant improvements we have accomplished” said Joseph W. Kiley III, President and Chief Executive Officer of First Savings Bank Northwest.  “I would like to again express my appreciation to our employees for their hard work and commitment that has allowed us to attain this important goal.  Going forward, we are now in a position to consider future repurchases of our common stock and the payment of cash dividends to our shareholders.  These decisions by our Board of Directors will be made in conjunction with an evaluation of our results of operations, capital position and needs, and the general economic environment.”

First Financial Northwest, Inc. is the parent company of First Savings Bank Northwest, a Washington chartered stock savings bank headquartered in Renton, Washington, serving the Puget Sound Region through its full-service banking office. We are a part of the ABA NASDAQ Community Bank Index as well as the Russell 2000 and 3000 Indices. For additional information about us, please visit our website at www.fsbnw.com and click on the “Investor Relations” section.

Forward Looking Statements:

Statements in this news release regarding future events, performance or results are “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995 (“PSLRA”) and are made pursuant to the safe harbors of the PSLRA.  Actual results could be materially different from those expressed or implied by the forward-looking statements.  Factors that could cause results to differ include but are not limited to: general economic and banking business conditions, competitive conditions between banks and non-bank financial service providers, interest rate fluctuations, regulatory and accounting changes, the value of mortgage servicing rights, risks related to construction and development lending, commercial and small business banking and other risks.  Additional factors that could cause actual results to differ materially are disclosed in First Financial Northwest, Inc.'s recent filings with the Securities and Exchange Commission, including but not limited to its Annual Report on Form 10-K for the year ended December 31, 2012, Quarterly Reports on Form 10-Q and Current Reports on Form 8-K.  Forward-looking statements are accurate only as of the date released, and we do not undertake any responsibility to update or revise any forward-looking statements to reflect subsequent events or circumstances.